Exhibit 10.12

AGREEMENT
This Agreement is made and entered into as of the   day of August, 2006, between Nick Lopardo ("Director" or "party") of 47B Dana Road, Boxford, Massachusetts 01921 and Myriad Entertainment and Resorts, Inc., a Delaware corporation ("Myriad" or "party") of #1000, 10050 112 Street, Edmonton, Alberta, Canada T5K 2J1, by and through its President, Scott Hawrelechko (collectively "parties").
WHEREAS, Myriad is in the business of development and management of resort destination properties;
WHEREAS, Director has substantial business experience;
WHEREAS, Myriad desires to retain Director as Chairman of its Board of Directors;
WHEREAS, Myriad desires to assure Director's continued service as Chairman and to compensate him for such service; and
WHEREAS, Director is willing to serve as Chairman upon the terms and subject to the conditions contained in this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:
1.	Term:

1.1.
The term of this Agreement shall commence on the date Director is elected to Myriad's Board of Directors ("Board") as a member ("Member") ("Effective Date") and shall continue for a period of three (3) years from the Effective Date ("Initial Term"). Thereafter, the term of this Agreement shall continue for as long as Director is elected as Chairman of the Board ("Continued Term"). The Initial Term and the Continued Term shall be referred to, collectively, as "Term".

1.2.
Notwithstanding the foregoing and provided that Director has neither voluntarily resigned nor that this Agreement has been terminated by Myriad for "Cause" (as defined in Section 12.4), Myriad agrees to use its best efforts to cause Director to be reelected as a Member of the Board for two additional three year periods after the Initial Term.

2.
Position: Upon Director 's election as a Member of the Board, Director shall serve as its Chairman. In such capacity, Director shall perform such duties and responsibilities as are normally related to such position in accordance with Myriad's bylaws and applicable law, including those services described below (the "Services"), and Director hereby agrees to use his best efforts to provide the Services. Director shall not permit any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Myriad's rules, regulations, and practices as they may from time-to-time be adopted or modified.

3.
Services:  Director shall have all responsibilities of a Member of the Board and its Chairman as imposed by Delaware or other applicable law, the Certificate of Incorporation, as amended, and the Bylaws, as amended, of Myriad. These responsibilities shall include, but shall not be limited to, the following:

3.1.	Attendance. Use best efforts to attend scheduled meetings of Myriad's Board;

3.2.	Act as a Fiduciary. Represent the shareholders and the interests of Myriad as a fiduciary;

3.3.
Participation. Participate as a full voting member of Myriad's Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance;

3.4.	Records. Director shall have reasonable access to books and records of Myriad, as necessary to enable Director to fulfill his obligations as a Member of the Board; and

3.5.	Working with CEO.

Director’s Services shall include, but not be limited to, working with John Meeske, the CEO of Myriad, in the following areas:

3.5.1.	Corporate planning:

3.5.1.1.	Define Myriad’s goals, administrative chart and operating protocols;

3.5.1.2.	Develop a yearly corporate business plan;

3.5.1.3.	Present the corporate business plan to the Board for approval;

3.5.1.4.	Organize and set the agenda for the annual shareholder’s meetings;

3.5.1.5.	Choose a Chief Operating Officer and Chief Financial Officer;

3.5.1.6.	Ensure full and complete compliance with all SEC reporting requirements; and,

3.5.1.7.	Other items which may arise in the normal course of business.

3.6.	Promotional efforts:

3.6.1.	Promote the Resort, Club & Leisure Real Estate Industry using the Myriad Development and the Myriad Operational Protocols based on "Personalized Club Level Experiences and Service";

3.6.2.	Develop global strategy to promote the “Personalized Club Level Experiences and Service” concepts currently being developed in Tunica; and,

3.6.3.	Globally position Myriad as the premier management firm for the resort and club industry for the purposes of increasing shareholder value.

3.7.	Securing financing:

3.7.1.
Assist in development of a financial strategy to raise capital through the sale of Myriad’s debt (“Debt Financing”) or equity (“Equity Financing”) securities via a fund or other mechanisms that meet the objectives of Myriad for the physical construction and development of the approximately 500 acre Resort, Club and Leisure Real Estate business model in a manner that will allow Myriad to manage and have equity position with limited financial exposure;

3.7.2.	Promote asset ownership through use of Director’s global contacts to raise capital (debt and equity) through various means: financial funds, lenders, equity funds, hedge funds:

3.8.
Other Activities: During the Term, Director may be employed by and may serve on other Boards of Directors or Advisory Boards of one or more other companies, and may engage in any other business activities (whether or not pursued for pecuniary advantage) (collectively "other activities"), provided that such other activities do not interfere in a material way with the performance of Director's Services. Except as set forth in Exhibit A, Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.

3.9.
No Conflict: Except as set forth in Exhibit A, Director will not, during the Term, engage in any activity that creates an actual conflict of interest with Myriad, regardless of whether such activity is prohibited by Myriad's conflict of interest guidelines or this Agreement, and Director agrees to notify the Board before engaging in any activity that creates a potential conflict of interest with Myriad. Specifically and except as set forth in Section 2 and Exhibit B of this Agreement, Director shall not, during the Term, engage in any activity that is in direct competition with Myriad or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any entity that competes directly with Myriad, as reasonably determined by a majority of Myriad's disinterested Board members, without the approval of the Chief Executive Officer.

4.	Compensation:

4.1  Base Salary. Subject to Section 8 below, Director shall receive an annual base salary of $400,000.00 payable quarterly ("Director’s Salary"). This shall begin on or before October 1, 2006 upon receipt from the Director of his intent to assume his position two weeks prior to the starting date. The Board, in its discretion, may increase the Director’s Salary based upon relevant circumstances including the increased value of the stock and/or increased earnings.

4.2   Financing Bonuses: In the event that the Director secures Debt Financing for Myriad, he will be entitled to receive a Financing Bonus equal to two percent (2%) of the total amount of proceeds received from such Debt Financing. In addition, in the event that the Director secures Equity Financing for Myriad, he will be entitled to receive a Financing Bonus equal to three percent (3%) of the total amount of proceeds received from such Equity Financing.

5.	Bonus:

5.1.	Director shall receive an annual incentive bonus under the following formula:

For each $5.00 per share increase (“benchmark”) in the fair market value of Myriad’s stock beginning on the Effective Date of this Agreement, the Director’s Salary shall be increased by $100,000 per year payable on a quarterly basis ("Additional Director’s Salary"); provided, however, that the stock must remain at an average market price increase of $5.00 per share for two consecutive quarters (six months) from the date the stock achieves each benchmark in order that the Additional Director’s Salary be earned. Once earned, the Additional Director’s Salary shall be paid for a two year period ("Earned Additional Director’s Salary").

5.2.
The Additional Director’s Salary is subject to Myriad's Annual Bonus Performance Plan for Directors/Officers(“Annual Bonus Performance Plan”); provided, however, that said Annual Bonus Performance Plan shall not contain any provisions that are materially different than the provisions of Sections 7.1 and 7.3 or said materially different provisions shall not apply to Director. The Annual  Bonus Performance Plan, together with any successor plans of Myriad, is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

5.3.
Each Earned Additional Director’s Salary shall be payable (i) 30 days following the date Myriad's audited consolidated statement of income for the applicable fiscal year becomes available or (ii) on the January 15 following the end of that fiscal year, whichever is later ("Bonus Payment Date").

5.4.	Director shall be eligible to earn the Additional Director’s Salary as provided in Section 7 during each fiscal year during the Term.

5.5.
In the event Director is disabled and/or dies, Myriad shall pay either the Director and/or his estate, on the Bonus Payment Date, any remaining Earned Additional Director’s Salary and any Additional Director’s Salary computed as  provided in Section 7.1 above during the fiscal year to the date the Director  became disabled and/or died.

6.
Payment of Director’s Salary Subject to Financing: Director and Myriad agree that the payment to Director of the Director’s Salary is subject to Myriad’s Registration Statement on Form SB-2 covering its equity line financing of $20 million through the Dutchess Private Equities Holding, LLP, being declared effective by the US Securities and Exchange Commission.

7.	Stock Options: Director and Myriad shall discuss the feasibility of issuing stock options to key Director personnel subject to and pursuant to the provisions of Myriad’s Incentive Stock Option Plan.

8.	Benefits: During the Term, Director shall be entitled to the following benefits.

8.1.
Medical/Dental/Vision/Disability: Director shall receive family plan medical, dental and vision insurance and short-term and long-term disability insurance in accordance with the benefit plans established by Myriad for its senior executives (as may be amended from time to time in Myriad's sole discretion) to the extent allowed under the terms of such plans and Myriad shall pay all premiums for coverage of Director and his family under said plans.

8.2.
Senior Executive Benefits: Director shall also be eligible to participate in any additional benefits generally available to Myriad’s senior executives, to the extent allowed by the benefit plans established by Myriad, which may be amended or terminated at any time in Myriad's sole discretion; except that Director shall not be entitled to any paid vacation leave.

8.3.
Life Insurance: Myriad shall maintain and pay all premiums on life insurance policies on Director's life in the aggregate amount of $2,000,000. Myriad shall designate the Director’s estate (or such other individual(s) or entities as may be directed by Director) as beneficiary with respect to fifty per cent (50%) of the death benefits and Myriad as beneficiary with respect to the remaining 50% of the death benefits.

8.4.
Automobile: Myriad will pay to Director, on the first day of each month during the Term, a monthly automobile allowance of $1000 to help defray the costs associated with Director' s acquisition (by lease or otherwise) of an automobile and the insurance and maintenance thereof.

8.5.
Reimbursement for Expenses: Director is authorized to incur various business expenses customarily incurred by persons holding like positions, including but not limited to those for travel (to include the use of corporate jets at an hourly rate not to exceed $3,500.00)and entertainment and similar expenses (with total expenses not to exceed $50,000.00 per month for all expenses) in connection with the promotion of Myriad's business and the performance of Director's Services; and provided that the expenses are included on Myriad's list of allowable expenses. Myriad shall reimburse Director for all allowable expenses from time to time, at Director's request, and Director shall account to Myriad for such expenses. In the event that Director mistakenly submits  and Myriad pays for expenses which are properly classified as a personal expense, Director agrees to reimburse Myriad for such personal expenses paid on Director’s behalf. It is the intent of the parties to ensure that the shareholders of Myriad not pay for personal  expenses of any member of the Board or any officer, including Director.

9.
Protection of Myriad's Interests: Except in the performance of his Services hereunder, at no time shall Director divulge, furnish or make accessible to any person any information of a confidential or proprietary nature, outside of information normally made available to the public (brochures, web-site literature, SEC reports, etc.) obtained by him while serving as a Member of the Board and/or its Chairman. Upon the termination of this Agreement, Director shall return to Myriad all such information which exists in written or other physical form and all copies thereof in his possession or under his control.

10.
Indemnification: Myriad shall indemnify and defend Director to the fullest extent authorized in Myriad's Certificate of Incorporation, as amended, Bylaws, as amended, and applicable law  and shall advance expenses to Director as provided therein and shall not alter, modify or amend any provisions of Myriad's Certificate of Incorporation or Bylaws relating to indemnification of officers and directors or the advancement of expenses so as to materially or adversely affect Director's rights hereunder without Director's prior written consent. Myriad confirms that its Certificate of Incorporation, as amended, provides for the advancement of expenses to Directors and Officers with respect to claims covered by section 145 of the General Corporation Law of the State of Delaware, as amended. Myriad will have purchased and shall maintain in full force and effect during the Term, Director's and Officer's liability insurance, and Director shall be entitled to the protection of any insurance policies that Myriad maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Myriad, its subsidiaries, or affiliates. The provisions of this Section 13 shall survive the termination of this Agreement.

11.	Termination:

11.1.
Right to Terminate: At any time, Director may be removed as Chairman as provided in Myriad's Certificate of Incorporation, as amended, Bylaws, as amended, and applicable law. Director may resign as Chairman or Director as provided in Myriad's Certificate of Incorporation, as amended, Bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Myriad, neither Director nor Myriad shall be required to provide any advance notice or any reason or cause for termination of Director's status as Chairman, except as provided in Myriad's Certificate of Incorporation, as amended, Myriad's Bylaws, as amended, and applicable law.

11.2.
Effect of Termination as Chairman: Upon a termination of Director's status as Chairman where Director does not remain a Member of the Board, this Agreement shall terminate. Upon the termination of Director's status as Chairman where Director remains a Member of the Board, this Agreement shall terminate, provided, however, that Myriad and Director will sign Myriad's standard Director's Agreement, in effect at the time of the termination, subject to any modifications to which both parties mutually agree; provided, further, that following such termination and for as long as Director continues to serve as a Member of the Board of Myriad, and, notwithstanding anything to the contrary contained in this Agreement, Myriad agrees to continue to provide Director with family plan medical, dental and vision insurance coverage as described in Section 10 and will pay all premiums for said coverages, to the extent allowed under applicable law.

11.3.
Termination Upon Director's Death or Disability: This Agreement shall terminate upon Director's death or upon Director's Permanent Disability. As used herein "Permanent Disability" will be deemed to have occurred in the event that (i) Director has a mental or physical condition which has prevented or, in the opinion of the physician designated by the Board and Director (or, in the absence of agreement by the Board and Director as to the physician, by a physician mutually designated by two physicians designated by the Board and Director, respectively) will prevent Director for a period of more than 180 consecutive days after its onset from performing his Services, or (ii) Director has been so disabled for an aggregate of 120 business days, whether or not consecutive, within any 12 month period during the Term of this Agreement. Director agrees to submit to an examination by such physician upon the reasonable request of the Board, the cost of which examination shall be borne by Myriad.

11.4.
Termination for "Cause": Myriad may, immediately and unilaterally, terminate Director for Cause at any time upon written notice to Director. Termination of Director shall constitute a termination for Cause only if such termination is for one or more of the following reasons: (i) except as may be caused by Director's Permanent Disability (as defined in section 11.3), Director's continuing failure to render Services to Myriad in accordance with this Agreement where such failure of performance continues for a period of more than 30 days after written notice has been provided to Director by the Board; (ii) Director's willful misconduct or gross negligence which has a material adverse effect on Myriad; (iii) Director's conviction of a felony, either in connection with the performance of his Services or which conviction substantially adversely affects Director's ability to perform such Services or materially adversely affects the business activities, reputation, goodwill or image of Myriad; or (iv) Director's willful disloyalty, material breach of fiduciary duty or material breach of any of the terms of this Agreement, which breach is incurable or is not cured within 30 days after written notice has been provided to Director by the Board specifying in reasonable detail the basis for such termination. In making any determination under this Section 11.4, the Board shall act fairly and in good faith and shall give Director in opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on his behalf. Upon Director's termination, for Cause, this Agreement shall terminate.

12.	Termination Obligations:

12.1.
In the event of the termination of this Agreement at any time prior to the expiration of the Initial Term for any reason except Director's voluntary resignation or Director's termination for Cause, Myriad shall pay to Director, is estate or designated beneficiary, an amount equal to the sum of Director's unpaid Director’s Salary through the end of the Initial Term, as well as any Earned Additional Director’s Salary(s) and Additional Director’s Salary as provided in Section 7.1.

12.2.
In the event of the termination of this Agreement upon Director's voluntary resignation, Myriad shall pay to Director his Director’s Salary through the date of resignation and any Earned Additional Director’s Salary(s) and Additional Director’s Salary(s) as provided in Section 7.

12.3.	In the event of the termination of Director this Agreement for Cause, Myriad shall pay to Director his Director’s Salary through the date of termination.

12.4.
Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to his services belong to Myriad and shall be promptly returned at the request of Myriad.

12.5.
Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Myriad (except that Director shall continue to serve as a Member of the Board, if so elected). Director agrees that following any termination of this Agreement, he shall cooperate with Myriad in the winding up or transferring to other directors of any pending work and shall also cooperate with Myriad (to the extent allowed by law, and at Myriad's expense) in the defense of any action brought by any third party against Myriad that relates to Director's Services.

12.6.	Myriad and Director agree that their obligations under this Section 15 shall survive the termination of this Agreement.

13.
Remedies: Myriad recognizes that because of Director's special talents, stature and opportunities in the entertainment and resorts industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on entertainment and resort operations, in the event of the termination of this Agreement prior to the expiration of the Initial Term, except by Myriad for Cause, Myriad and Director acknowledge and agree that the provisions of this Agreement regarding further payments of compensation (Director’s Salary, Earned Additional Director’s Salary(s), etc.) and any exercisability of stock options, should they be granted, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Director might earn or be able to earn from any other employment or ventures during the remainder of the Initial Term.

14.	Grant of Restricted Stock: Director shall receive a total six million (6,000,000) shares of restricted stock as follows:

14.1.
Upon the Effective Date, Director shall be granted three million (3,000,000) shares of restricted stock in Myriad. Director acknowledges that he has not been solicited by Myriad and is fully aware and able to understand the inherent risks involved with owning restricted stock.

14.2.
Subject to termination of Director as provided herein, Director shall be granted one million (1,000,000) shares of restricted stock on each of the following dates for a total of three million (3,000,000) shares:

(a) September 1, 2007;

(b) September 1, 2008; and,

(c) September 1, 2009.

14.3.	Subject to all applicable federal and state securities laws, Director may upon receipt assign all or any portion of the restricted Stock issued hereunder.

14.4.
All restricted stock issued to the Director or Director's assignee(s) that is a part of the one million (1,000,000) blocks of restricted stock~~,~~ as provided in Section 14, shall bear the standard Securities Act of 1933, as amended, legend restricting resale unless in accordance with applicable law.

14.5.
Myriad’s first right of refusal to repurchase all restricted stock granted to Director as provided in Sections 15 and 16 of this Agreement shall be binding upon and inure to the benefit of the heirs, distributees, successors and/or assignees of Myriad and Director.

14.6.	In the event that Director is terminated as provided in this Agreement, Myriad shall have no obligation to issue any shares of Stock to Director after such date of termination.

15.
First Right of Refusal to Repurchase Stock - Sale by Director: In the event Director chooses to sell or otherwise liquidate or dispose of all or any part of the restricted stock granted under Section 14 at any time prior to that date which is five years after the date the stock was granted, the following conditions shall apply:

15.1.	Written notice of the Director’s intent to sell his stock and the number of shares he intends to sell shall be given to the Board ("Notice of Intent");

15.2.	For a period of 30 days following the date of the Notice of Intent, Myriad shall have the first right to repurchase the stock at its fair market value on the actual date of purchase;

15.3.
For purposes of this Section 15, the fair market value of the stock shall be its average trading price on the applicable date(s), as described. Myriad and Director agree that their obligations under this Section 18 shall survive the termination of this Agreement.

16.
Myriad's Right to Repurchase Stock upon Termination: In the event Myriad terminates Director, including for Cause, Myriad shall have the right, for a period of 30 days following the date of Director's termination, for Cause, to repurchase all of the restricted shares granted and to be granted to Director on the following conditions:

16.1.	Written notice of Myriad's intention to repurchase the stock shall be given to Director within 30 days following the date of Director's termination, for Cause ("Notice to Purchase");

16.2.	Myriad shall repurchase the shares within 30 days following the Notice to Purchase at their fair market value n the date of Director's termination, for Cause;

16.3.	Those shares of restricted stock that had not yet been granted as of the date of Director's termination, for Cause, shall also be purchased in accordance with the terms of the prior paragraph.

16.4.	For purposes of this Section 16, the fair market value of the stock shall be its average trading price on the date of Director's termination, for Cause.

16.5.	Myriad and Director agree that their obligations under this Section 16 shall survive the termination of this Agreement.

17.
Myriad's Representations: Myriad represents to Director that as of the date of execution of this Agreement, and during all times prior to the execution of this Agreement, it has acted, and its business operations have been undertaken, in full compliance with Myriad's Certificate of Incorporation, as amended, and Bylaws, as amended, and with the statutes, both state and federal, rules, regulations and orders of any governmental or quasi governmental authority, which are applicable to Myriad's business operations.

18.
Binding Agreement: This Agreement shall be binding upon and inure to the benefit of Director, his heirs, distributees and assigns and Myriad, its successors and assigns. Director may not, without the express written permission of Myriad, assign or pledge any rights or obligations hereunder to any person, firm or corporation, except as provided for in Section 17.3. The parties agree this Agreement (together with any stock option agreements entered into between Myriad and Director and any other documents or agreements specifically referred to herein) constitutes the sole and exclusive basis for establishing Director's compensation for all Services provided by him hereunder.

19.
Amendment; Waiver : This Agreement contains the entire agreement of the parties with respect to Director’s service as Chairman and supersedes all prior agreements or understandings among the parties related to said service. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

20.
Governing Law: This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto, as contemplated by and pursuant to Title 6, Section 2708 of the Delaware Code. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware, and by execution and delivery of this Agreement, Director and Myriad irrevocably consent to the jurisdiction of those courts. Director and Myriad irrevocably waive any objection, including any objection to the venue or based on the grounds of forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. Director and Myriad acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

21.
Notices: All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally, by registered or certified mail (return receipt requested), postage prepaid, by overnight courier or by telecopy (immediately followed by telephone confirmation of delivery of such telecopy with the intended recipient of such notice and by notice in writing sent promptly by overnight courier or by registered or certified mail as provided above) to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

If to Director:

Nick Lopardo
47B Dana Road
Boxford, Massachusetts 01921

If to Myriad:

Myriad Entertainment and Resorts, Inc.
#1000, 10050 112 Street
Edmonton, Alberta, Canada T5K 2J1
Attn: Senior Director Vice President and Chief of Operations

All such notices and communication shall be deemed to been received on the date of personal delivery or delivery by overnight courier, on the date that the telecopy is confirmed as having been received or on the third business day after the mailing is sent by registered or certified mail (return receipt requested), postage prepaid, as the case may be.

22.
Director Acknowledgment: Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

23.
Board Approval: Scott Hawrelechko, in his capacity as President and as the current Chairman of the Board of Directors of Myriad, hereby represents that they have approved this Agreement and will forward to the Director a certified copy of the formal resolution of the Board of Directors of the Myriad approving this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this _______________ day of ______________, 2006.

Director:                 Myriad Entertainment and Resorts, Inc..

/s/Nick Lopardo                            By: /s/Scott Hawrelechko
Nick Lopardo             Name: Scott Hawrelechko, President